Exhibit 99.1

Real Estate & Digital Assets – Insights from Caliber CEO on 2026

Caliber Shareholder and Partners,

2025 was an eventful year, and I am writing to you to share some of my thoughts on the year and my outlook for 2026. I hope you find the information valuable with the goal of understanding Caliber’s plans for our business.

As 2025 draws to a close, two themes are top of mind for Caliber and our leadership team: the emergence of a new real estate cycle and the modernization of finance through blockchain. Both trends are shaping how we’re positioning Caliber’s clients and shareholders for 2026 and beyond.

Real estate has entered a new cycle

Commercial real estate has entered a new cycle—marked by a rapid correction, a clear trough in real estate values, and early signs of recovery.

Shown below is Green Street’s commercial property price index, which is an aggregation of values of retail, apartments, healthcare, industrial, office, hospitality, data center, self-storage, net lease, and manufactured housing real estate nationwide, over the period from 2000 to 2025. The index shows that commercial real estate prices reached all-time highs in May 2022, fueled by capital from the retiring baby boomer generation, seeking passive income, combined with historically low interest rates.

From May 2022 through September 2024, values fell sharply across every major real estate asset class, with the largest declines being experienced by office, multi-family, and industrial real estate in that order. The speed and scale of the decline were strikingly similar to the 2008 financial crisis, when prices peaked in late 2007 and bottomed approximately 2 years later, in 2009. Not surprisingly, this rapid decline was also fueled by cheap, easy credit and a booming and relatively unregulated securitization market.

Caliber’s founders did their first real estate deal in late 2008, with 2009 serving as our first full year in business together. During that time, the price data we had access to told us the bottom had already occurred, well before mainstream news headlines caught up to that fact—and we believe the same dynamic is playing out from Sept 2024 to today. After the 2008 financial crisis, the best buying window proved to be from 2009 to 2012. We believe that window reopened in September 2024, and we will see a similar dynamic from 2025 to 2027.

The key point: Commercial real estate values drop quickly, market perception changes quickly, but the actual access to buy discounted assets takes time to materialize, often after investors have mentally moved on from the real estate narrative. Investors do come back into the fold, but often late, when the headlines catch up and when it is again an “obvious” good time to buy.

We believe we have now reached the point in the cycle where both the price reset and the market mechanics finally converge. Owners who bought at peak valuations know their assets are no longer worth what they were previously, and they know there will not be a rapid decline in interest rates any time soon to assist with their matured debt or capital improvement obligations.

These owners’ cash reserves are thinning. Banks—governed by regulators—are pressing for resolution to loans that are in maturity or technical default, and they are no longer willing or able to wait for better conditions. Refinancing often requires writing large “cash-in” equity checks that many investors would rather avoid, or that they simply cannot fund. The result is an environment in which assets must be sold, and that forced-sale dynamic is exactly what creates today’s buying window.

How this cycle differs from 2008

While the magnitude and speed of the value decline for commercial real estate mirrors the financial crisis, the underlying drivers that caused the decline are different. In 2008, everything crashed: residential first, then commercial. This time, however, commercial real estate absorbed the majority of the correction, while residential values have remained near their valuation highs.

We believe one of two things will happen from here: either residential values will eventually reconnect with gravity and decline, or interest rates fall quickly enough to support current valuations.

In either scenario, the relative value equation favors reallocating from single-family residential assets—where many investors are sitting on significant gains—into discounted commercial real estate.

Another major difference is the level of industry sophistication, specifically within financial institutions and real estate investment companies.

In 2008, banks had little infrastructure, few teams, and no significant software to process large volumes of distressed assets. Today they do, as it was all developed during the 2008-2012 era. That means the distressed assets will be worked through more efficiently, and, most likely, in a private transaction, benefitting incumbents with track records, certainty of execution, and proven ability to close complex deals.

Investors choosing sponsors in this cycle should look closely at experience—specifically, how a manager performed in its worst deals, not just its best ones, and how that manager has demonstrated an ability to win competitive bids for distressed properties.

In real life, distress = problems. In real estate investing, distress = discount = a potentially safer opportunity to generate a return on investment, with a wider margin of error. Caliber is an expert at acquiring distressed assets.

The opportunity in 2026

The combination of price resets, motivated sellers, maturing debt, and regulatory pressure has brought the market to a moment that rarely appears: a reset of values across office, multifamily, industrial, and hotels, trading at discounts deep enough to compare to 2008 but with more tools and clarity available to those who know how to navigate this market. We believe we’re at the starting line of a new race, and this is the moment to get invested before the market changes, again.

Importantly, this is true for existing assets that can be purchased in distress as well as developments that were caught midstream in their business plan during the 2022-2024 era. Many of the best projects may be entitled developments, with plans in place, that were not able to be built; or, partially built projects that were not able to be completed.

As traditional and decentralized finance converge, tokenization of real-world assets is rapidly approaching

At the same time that real estate is entering a new cycle, the global financial system is being rebuilt for the first time in 50-100 years, at this scale. Traditional finance (TradFi) and blockchain-powered decentralized finance (DeFi) are merging, and before long we will stop talking about them as separate worlds—it will all simply be finance, running, in part, on blockchain infrastructure.

This mega trend in finance has been commented on in recent months by heads of major financial institutions, such as Jamie Dimon, CEO of JP Morgan, Larry Fink, CEO of Blackrock, and scores of their peers. It has also received validation from the federal government, through Secretary of Treasury, Scott Bessent and Secretary of Commerce, Howard Lutnick, along with many prominent Senators and Congressmen.

For nearly a decade, many hundreds of billions of dollars have been invested in blockchain-centric companies, building the technologies that are designed to function together to create a “new internet” – not the internet of information that we are all aware of today, instead, an “internet of value”. Said another way, these technologies allow anything of value to become portable, transferable, and usable in new ways.

Simple example of the internet of value in action

Let’s consider an example starting with a home worth $1 million and a planned $200,000 renovation by the homeowner.

As of today, the average homeowner seeking to renovate their home in this scenario will most likely tap a home equity line of credit (HELOC), borrow more money against the home, renovate the property, and enjoy yet another monthly payment. The homeowner’s debt burden grows, and, presumably, the value of their home grows. The homeowner may realize this value growth many years later when the home is sold or passed down through the family.

If, instead of a HELOC, the homeowner chose to utilize this new form of digital finance to fund their project, powered by blockchain technology, the financial outcome for the homeowner could look very different.

Let’s assume the homeowner placed their home “on-chain” into the new “internet of value”. By doing this, the deed of the home becomes digitized, and the homeowner could choose an alternative path to a HELOC. Rather than take on another ~$1,000 per month in HELOC loan payments, the homeowner could choose to sell 20% of their $1 million home for $200,000.

The buyer would then be entitled to 20% of the home, any rents it produces, any future refinance proceeds, and any sale proceeds, all managed digitally, with no friction and fees, on an app inside their phone. That $200,000 could certainly come from a single investor, or it could come from 20,000 investors (aka token holders) who throw $20 into the asset instead of buying Starbucks for the week.

The homeowner gets their renovation done without taking on a payment, and the investors get an asset that just got a minimum of a 20% valuation gain after the homeowner puts the $200,000 into the home in improvements.

Blockchain technology can power this exact transaction, valuing the home each day seamlessly and ensuring all parties get what they expect, with transparency and security. Even the completion of the renovation can be verified on the blockchain, ensuring the homeowner doesn’t take the money for elaborate vacations, rather than improving the home as planned.

How TradFi and DeFi come together

What most of us know about DeFi is the names of a few tokens like Ethereum (ETH) and Solana (SOL), and the incredible wealth creation (and destruction) stories of Bitcoin millionaires. This knowledge represents very little of what is to come in the new Internet of value.

Evaluating this coming financial revolution, looking only at the news regarding the aforementioned public blockchain projects, reminds me of the early days of the actual “internet”, the information internet we already know. When it was introduced as a revolutionary technology, we all knew the internet to = email. The internet was AOL and instant messenger.

Looking back on those days makes those of us old enough to remember laugh – who would have believed that “email” was actually a very small part of what the internet eventually became. Who would believe we would find ourselves in a time when our food, clothing, furniture, kids, schools, businesses, and personal relationships would all run online?

Similarly, for TradFi and DeFi to converge, the internet of value must evolve beyond public blockchains or their early “email-like tech” to the next level of what the internet of value can be.

That convergence requires a kind of “glue” layer between existing financial systems and public blockchains. Data, value, and ownership records need to move securely between banks, asset managers, exchanges, and on-chain and off-chain environments. In our view, the firms providing this connective infrastructure will be providing the “picks and shovels” of the next era of finance.

Caliber believes we have found the dominant player in providing the “glue” or infrastructure necessary to connect TradFi and DeFi, and to digitize finance, and we have begun investing in this future. The company is called Chainlink, and its token is called LINK.

Chainlink specifically helps companies like Mastercard, JP Morgan, SWIFT, UBS, and countless others to connect their traditional systems and private blockchain products with the public blockchains and infrastructure of DeFi. To continue our internet analogy, Chainlink provides the “TCP/IP” protocols for the internet of value – in other words, the language of the internet of value. In our view, it is to the “digitization of finance” what Amazon has become to the e-commerce revolution.

Tokenization of Real-World Assets (RWA’s)

A central part of this shift is the tokenization of real-world assets. Real-world assets is a new term that includes private equity real estate funds, stocks, bonds, money market funds, bank deposits, etc. The tokenization process makes the asset and its ownership of it “digital.”

The value of tokenization is vast. A simple example could be that a tokenized real estate investment may offer secondary liquidity – aka you can sell your share of a real estate asset or fund to someone else, similar to how you can sell a stock to someone else, via an exchange like Nasdaq. Another example, a tokenized public stock, such as Caliber’s stock, could then be purchased by any investor in the world, without the need to open a US brokerage account, vastly increasing worldwide access for all investors to that stock.

Technologically speaking, the ability to tokenize is already here. In fact, many asset managers and banks are starting to tokenize deposits and liquid assets, such as money market funds. In real estate, through this technology, we can create digital representations of fund interests and underlying properties, move them on-chain, and automate many of the processes around them. The next major advancement to the implementation of this technology is the finalization of the regulatory frameworks, transfer-agent models, and investor onboarding processes that make the technology work at scale.

The combination of new technology, new regulations, and new operating platforms comes together to form what the industry refers to as “rails” for value to travel on. You will hear this concept often, the modernization of rails, and it means that finance is moving more securely, more quickly, and at a lower overall cost.

Momentum is building quickly. In just the last several months, some of the largest asset managers, stock exchanges, and banks in the US have begun tokenizing a wide range of instruments: stocks, bonds, mutual funds, and more. Inside the defi community, the conversation is increasingly turning toward the next frontier: tokenizing private funds and real estate. That is where we expect to see some of the most meaningful changes over the coming years.

Why does tokenization matter for real estate investors?

•Stronger primary capital formation. A compelling real estate project, offered in tokenized form, can potentially reach a broader investor base, raise capital faster, and do so at more attractive pricing.
•Secondary liquidity. Instead of relying solely on manager-driven exits or redemption programs, investors in a tokenized fund may be able to sell their interests in secondary venues, on their own timeline.

•Better operations. Tokenized funds can run more efficiently on modern rails, improving administration, reporting, automating valuations, and improving the flow of data between assets, managers, and investors.

For a historically illiquid, operationally complex asset class like private real estate, these benefits from tokenization do not represent incremental upgrades; they represent a fundamental modernization of how private real estate investments can function.

Each day, more traditional finance moves onto blockchain rails, and we view Caliber’s positioning around this infrastructure—and around the tokenization of real estate funds and assets in particular—as a strategic expansion for our business and a way to participate in the long-term shift from traditional to digital finance.

Caliber is building, running, and growing real estate funds designed to capture the market opportunity we see in real estate today.

Caliber is investing in LINK and deepening our knowledge of RWA tokenization and how our real estate assets and funds can benefit from this evolution in finance.

While value can be created in both real and digital assets, we suspect there may be a greater unlock in the convergence of the two, which is why Caliber presents itself to shareholders as the venue to invest in Real + Digital Asset Infrastructure.

Investors may participate with Caliber via our public equity, Nasdaq: CWD, or via our private equity real estate fund investments. To learn more about Caliber’s strategies and upcoming investment opportunities for 2026, we invite you to book an appointment or sign up for our mailing list below to follow along with our news.

Thank you for your investment, partnership with Caliber, and interest in our story. After 16 years, it feels like 2026 offers an evolution unlike any we have yet experienced, and the management team and I are energized to execute our business plan.

Wishing you a successful 2026,

/s/ John C. Loeffler, II